PROVIDENT ENERGY TRUST

Form 51-102F3
MATERIAL CHANGE REPORT

  Name and Address of Reporting Issuer:

Provident Energy Trust
700, 112 - 4th Avenue S.W.
Calgary, Alberta T2P 0H3

  Date of Material Change:

June 1, 2004

  News Release:

A press release disclosing the nature and substance of the material change was issued on June 1, 2004 through the facilities of Canadian Corporate Newswire.

  Summary of Material Change:

On June 1, 2004, Provident Energy Trust (the "Trust") and Provident Energy Ltd. ("Provident"), completed the acquisition of all of the issued and outstanding common shares of Olympia Energy Inc. ("Olympia") pursuant to a plan of arrangement (the "Plan of Arrangement") in accordance with an arrangement agreement (the "Arrangement Agreement") dated as of April 6, 2004 among the Trust, Provident, Olympia and 1101130 Alberta Ltd. (now Accrete Energy Inc.) ("Accrete").

  Full Description of Material Change:

On May 27, 2004, shareholders of Olympia approved the Plan of Arrangement under the Business Corporations Act (Alberta) involving Olympia, the Trust, Provident and Accrete The Plan of Arrangement also received the approval of the Court of Queen's Bench of Alberta on May 27, 2004.

On June 1, 2004, the Trust and Provident completed the acquisition of all of the issued and outstanding common shares of Olympia pursuant to the Plan of Arrangement in accordance with the Arrangement Agreement. Provident and Olympia were then amalgamated and continued as Provident Energy Ltd.

In accordance with the Plan of Arrangement, each share of Olympia was exchanged, at the election of each Olympia shareholder, for (i) 0.345 of a trust unit of the Trust (the "Trust Units"), representing a value of $3.77 per share of Olympia, based upon the 30 day weighted average trading price of $10.93 for the Trust Units on the Toronto Stock Exchange (the "TSX") up to the date of announcement of the Plan of Arrangement, (ii) 0.345 of an exchangeable share of Provident (the "Exchangeable Shares"), or (iii) a combination of Trust Units and Exchangeable Shares. Under the Plan of Arrangement, the number of Exchangeable Shares issuable to Olympia shareholders was limited to 1,325,000. Shareholders of Olympia also received, for each share of Olympia, 0.10 of a share of Accrete.

Upon completion of the Plan of Arrangement, an aggregate of 13,385,579 Trust Units and 1,325,000 Exchangeable Shares were issued to the former Olympia shareholders. In lieu of fractional Trust Units or Exchangeable Shares, each former Olympia shareholder otherwise entitled to receive a fractional Trust Unit or Exchangeable Share was paid a cash amount based on the weighted average trading price of the Trust Units on the TSX.

Following the completion of the Plan of Arrangement and Provident's concurrent acquisition of Viracocha Energy Inc. ("Viracocha") Provident has estimated its 2004 annual production will be 30,000 boe/d. Based on reserve reports effective January 1, 2004 for each of Olympia and Viracocha, as well as the reserve report for Provident effective January 1, 2004, Provident has estimated that company share (i) proved developed producing reserves will increase 46% from 35.5 million barrels of oil equivalent ("MMboe") to 51.7 MMboe, representing a proved developed producing reserve life index of 4.6 years; (ii) proved reserves will increase 48% from 41.8 MMboe to 62.0 MMboe, representing a proved reserve life index of 5.1 years; and (iii) proved plus probable reserves will increase by 49% from 54.9 MMboe to 81.5 MMboe, representing a proved plus probable reserve life index of 6.4 years.

A summary of the estimated effects of the acquisitions of Olympia and Viracocha on Provident and the information presented in Provident's Statement of Reserves Data and Other Oil and Gas Information on Form 51-101F1 contained in the Trust's annual information form for the year ended December 31, 2003 had the acquisitions occurred on or before the effective date of such information is set forth below.

Reserves and Future Net Revenue

Provident's reserves were evaluated by McDaniel & Associates Consultants Ltd. ("McDaniel") effective January 1, 2004. Olympia's and Viracocha's reserves were evaluated by Gilbert Laustsen Jung Associates Ltd. ("GLJ") effective January 1, 2004.

The following is a summary of the oil and natural gas reserves and the value of future net revenue of Provident and the acquired companies of Olympia and Viracocha, as evaluated by McDaniel and GLJ as of January 1, 2004. The pricing used in the forecast and constant price evaluations is set forth in the notes to the tables.

All evaluations of future revenue are after the deduction of royalties, development costs, production costs and well abandonment costs but before consideration of indirect costs such as administrative, overhead and other miscellaneous expenses. The estimated future net revenue contained in the following tables does not necessarily represent the fair market value of Provident's reserves. There is no assurance that the forecast price and cost assumptions contained in the McDaniel and GLJ reports will be attained and variances could be material. Other assumptions and qualifications relating to costs and other matters are included in the McDaniel and GLJ reports. The recovery and reserves estimates on the properties described herein are estimates only. The actual reserves on the properties may be greater or less than those calculated.

OIL AND GAS RESERVES
BASED ON CONSTANT PRICES AND COSTS(9)

	Light and Medium Oil		Heavy Oil		Natural Gas		Natural Gas
							Liquids
	Gross(1)	Net(1)	Gross(1)	Net(1)	Gross(1)	Net(1)	Gross(1)	Net(1)
	(mbbl)	(mbbl)	(mbbl)	(mbbl)	(mmcf)	(mmcf)	(mbbl)	(mbbl)
Proved Developed Producing(2)(6)	17,179	14,653	4,902	4,220	159,771	128,292	4,031	3,173
Proved Developed Non-Producing(2)(7)	535	464	809	695	17,164	13,826	170	135
Proved Undeveloped(2)(8)	752	623	3,279	2,928	10,110	9,113	153	118
Total Proved(2)	18,466	15,739	8,989	7,842	187,044	151,233	4,355	3,426

NET PRESENT VALUES OF FUTURE NET REVENUE
BASED ON CONSTANT PRICES AND COSTS(9) (11)

	0%	10%
	(MM$)	(MM$)
Proved Developed Producing(2)(6)	915	621
Proved Developed Non-Producing(2)(7)	57	36
Proved Undeveloped(2)(8)	63	37
Total Proved(2)	1,035	694

TOTAL FUTURE NET REVENUE
(UNDISCOUNTED)
BASED ON CONSTANT PRICES AND COSTS(9) (11)

						Future		Future
					Abandonment	Net Revenue		Net
					and	Before		Revenue
			Operating	Development	Reclamation	Income	Income	After Income
	Revenue	Royalties	Costs	Costs	Costs	Taxes	Taxes	Taxes
	(MM$)	(MM$)	(MM$)	(MM$)	(MM$)	(MM$)	(MM$)	(MM$)
Total Proved(2)	2,104.7	399.9	566.2	43.6	59.9	1,034.8	N/A	N/A

FUTURE NET REVENUE BY PRODUCTION GROUP
BASED UPON CONSTANT PRICES AND COSTS(9) (11) (12)

		Future Net Revenue Before Income
		Taxes (Discounted at 10%/Year)
	Production Group	(M$)
Total Proved(2)	Light and medium crude oil	210,765
	Heavy oil	47,794
	Associated and non-associated gas	448,738

OIL AND GAS RESERVES
BASED ON FORECAST PRICES AND COSTS(10)

	Light and Medium
	Oil		Heavy Oil		Natural Gas		Natural Gas Liquids
	Gross(1)	Net(1)	Gross(1)	Net(1)	Gross(1)	Net(1)	Gross(1)	Net(1)
	(mbbl)	(mbbl)	(mbbl)	(mbbl)	(mmcf)	(mmcf)	(mbbl)	(mbbl)
Proved Developed Producing(2)(6)	16,313	13,936	4,730	4,074	157,927	127,191	3,996	3,194
Proved Developed Non-Producing(2)(7)	535	469	789	682	17,142	13,913	169	136
Proved Undeveloped(2)(8)	761	635	3,241	2,925	10,077	9,088	153	117
Total Proved(2)	17,609	15,039	8,761	7,681	185,145	150,192	4,318	3,447
Total Probable(3)	4,732	4,081	5,120	4,585	49,704	40,494	1,221	975
Total Proved Plus Probable(2)(3)	22,341	19,119	13,881	12,266	234,849	190,686	5,540	4,422

NET PRESENT VALUES OF FUTURE NET REVENUE
BASED ON FORECAST PRICES AND COSTS(10)

	Before Deducting Income Taxes
	Discounted At(11)
	0%	5%	10%	15%	20%
	(MM$)	(MM$)	(MM$)	(MM$)	(MM$)
Proved Developed Producing(2)(6)	688	559	484	432	392
Proved Developed Non-Producing(2)(7)	34	28	24	21	19
Proved Undeveloped(2)(8)	44	32	24	18	14
Total Proved(2)	765	620	533	471	425
Total Probable(3)	241	151	109	84	68
Total Proved Plus Probable(2)(3)	1,006	771	642	556	493

TOTAL FUTURE NET REVENUE
(UNDISCOUNTED)
BASED ON FORECAST PRICES AND COSTS(10) (11)

						Future		Future
					Abandonment	Net Revenue		Net
					and	Before		Revenue
			Operating	Development	Reclamation	Income	Income	After Income
	Revenue	Royalties	Costs	Costs	Costs	Taxes	Taxes	Taxes
	(MM$)	(MM$)	(MM$)	(MM$)	(MM$)	(MM$)	(MM$)	(MM$)

Total Proved(2)	1,820.0	337.7	606.0	44.0	68.7	765.4	N/A	N/A
Total Proved Plus
Probable(2)(3)	2,381.4	433.5	794.4	73.9	73.5	1,006.1	N/A	N/A

FUTURE NET REVENUE BY PRODUCTION GROUP
BASED ON FORECAST PRICES AND COSTS(10) (12)

		Future Net Revenue Before Income
		Taxes (Discounted at 10%/Year)
	Production Group	(M$)
Total Proved(2)	Light and medium crude oil	149,729
	Heavy oil	37,488
	Associated and non-associated gas	358,884

Notes:

  "Gross Reserves" are Provident's working interest (operating or non-operating) share before deducting of royalties and without including any royalty interests of Provident. "Net Reserves" are Provident's working interest (operating or non-operating) share after deduction of royalty obligations, plus Provident's royalty interests in reserves.

  "Proved" reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves.

  "Probable" reserves are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

  "Possible" reserves are those additional reserves that are less certain to be recovered than probable reserves. It is unlikely that the actual remaining quantities recovered will exceed the sum of the estimated proved plus probable plus possible reserves.

  "Developed" reserves are those reserves that are expected to be recovered from existing wells and installed facilities or, if facilities have not been installed, that would involve a low expenditure (e.g. when compared to the cost of drilling a well) to put the reserves on production.

  "Developed Producing" reserves are those reserves that are expected to be recovered from completion intervals open at the time of the estimate. These reserves may be currently producing or, if shut-in, they must have previously been on production, and the date of resumption of production must be known with reasonable certainty.

  "Developed Non-Producing" reserves are those reserves that either have not been on production, or have previously been on production, but are shut in, and the date of resumption of production is unknown.

  "Undeveloped" reserves are those reserves expected to be recovered from known accumulations where a significant expenditure (for example, when compared to the cost of drilling a well) is required to render them capable of production. They must fully meet the requirements of the reserves classification (proved, probable, possible) to which they are assigned.

  The product prices used in the constant price and cost evaluations in the McDaniel report for Provident were as follows: Edmonton Light Crude $Cdn $39.76/bbl; Hardisty Heavy Crude $Cdn 22.75/bbl; Alberta Average Natural Gas $Cdn 5.87/mcf; Natural Gas Liquids Mix $Cdn 31.50/bbl. The product prices used in the constant price and cost evaluations in the GLJ reports for Olympia and Viracocha were as follows: Edmonton Light Crude $Cdn $40.81/bbl; Heavy Crude $Cdn 23.31/bbl; AECO C Spot Natural Gas $Cdn 6.09/mcf; Ethane $Cdn 19.50//bbl; Propane $Cdn 29.81/bbl; Butane $Cdn 31.81/bbl; Pentanes Plus $Cdn 41.31/bbl.

  The pricing assumptions used in the McDaniel and GLJ reports with respect to net values of future net revenue (forecast) as well as the inflation rates used for operating and capital costs are set forth below. McDaniel and GLJ are independent qualified reserves evaluators appointed pursuant to NI 51-101.

  After tax forecasts are not applicable as Provident Energy Trust is a royalty trust.

  Future Net Revenue by production group does not equal Total Future Net Revenue in other tables due to the effects of hedging.

McDaniel & Associates Consultants Ltd.
Summary of Price Forecasts
January 1, 2004

						Natural Gas
	Light and Medium Crude Oil			Heavy Oil	Natural Gas	Liquids	Inflation Rate	Exchange Rate
		Edmonton	Cromer
	WTI Cushing	Light	Medium 29[0]	Hardisty	AECO Gas	Edmonton
	Oklahoma	40[0] API	API	Heavy 12[0] API	Price	NGL Mix
	($US/bbl)	($Cdn/bbl)	($Cdn/bbl)	($Cdn/bbl)	($Cdn/mcf)	($Cdn/bbl)	%/year	$US/$Cdn

Year
Forecast
2004	29.00	37.70	32.20	22.70	5.50	27.90	2.0	0.750
2005	26.50	34.30	29.71	21.55	5.19	25.50	2.0	0.750
2006	25.50	33.00	28.84	21.56	4.87	24.50	2.0	0.750
2007	25.00	32.30	28.06	20.63	4.68	23.80	2.0	0.750
2008	25.00	32.30	27.97	20.39	4.53	23.70	2.0	0.750
2009	25.50	32.90	28.48	20.76	4.57	24.10	2.0	0.750
2010	26.00	33.50	29.00	21.11	4.60	24.50	2.0	0.750
2011	26.50	34.20	29.61	21.56	4.69	25.00	2.0	0.750
2012	27.00	34.80	30.11	21.91	4.78	25.40	2.0	0.750
2013	27.50	35.50	30.72	22.35	4.87	26.00	2.0	0.750
2014	28.10	36.20	31.32	22.79	4.97	26.50	2.0	0.750
2015	28.70	37.00	32.03	23.32	5.08	27.10	2.0	0.750
2016	29.30	37.80	32.73	23.85	5.19	27.60	2.0	0.750
2017	29.90	38.60	33.43	24.37	5.29	28.20	2.0	0.750
2018	30.50	39.30	34.02	24.79	5.40	28.70	2.0	0.750
2019	31.10	40.10	34.72	25.30	5.51	29.30	2.0	0.750
2020	31.70	40.90	35.41	25.80	5.61	29.90	2.0	0.750
2021	32.30	41.70	36.10	26.30	5.72	30.50	2.0	0.750
2022	32.90	42.40	36.69	26.69	5.82	31.00	2.0	0.750
2023	33.60	43.30	37.47	27.28	5.95	31.60	2.0	0.750
Thereafter	33.60	43.30	37.47	27.28	5.95	31.60	0.0	0.750

Gilbert Laustsen Jung Associates Ltd.
Summary of Price Forecasts
Effective January 1, 2004

						Natural Gas
	Light and Medium Crude Oil			Heavy Oil	Natural Gas	Liquids	Inflation Rate	Exchange Rate
		Edmonton	Cromer
	WTI Cushing	Light	Medium 29[0]	Hardisty	AECO C Spot	Edmonton
	Oklahoma	40[0] API	API	Heavy 12[0] API	Price	Pentanes Plus
	($US/bbl)	($Cdn/bbl)	($Cdn/bbl)	($Cdn/bbl)	($Cdn/mcf)	($Cdn/bbl)	%/year	$US/$Cdn

Year
Forecast
2004	29.00	37.75	31.75	20.25	5.85	38.25	1.5	0.750
2005	26.00	33.75	28.75	20.25	5.15	34.25	1.5	0.750
2006	25.00	32.50	28.50	21.00	5.00	33.00	1.5	0.750
2007	25.00	32.50	28.50	21.00	5.00	33.00	1.5	0.750
2008	25.00	32.50	28.50	21.00	5.00	33.00	1.5	0.750
2009	25.00	32.50	28.50	21.00	5.00	33.00	1.5	0.750
2010	25.00	32.50	28.50	21.00	5.00	33.00	1.5	0.750
2011	25.00	32.50	28.50	21.00	5.00	33.00	1.5	0.750
2012	25.00	32.50	28.50	21.00	5.00	33.00	1.5	0.750
2013	25.00	32.50	28.50	21.00	5.00	33.00	1.5	0.750
2014	25.00	32.50	28.50	21.00	5.00	33.00	1.5	0.750
Thereafter escalated at 1.5%

Future Development Costs

The following table sets out the future development costs for undeveloped reserves.

	Total Proved	Total Proved
	Estimated Using	Estimated Using
	Constant Prices	Forecast Prices	Total Proved Plus Probable Estimated
	and Costs	and Costs	Using Forecast Prices and Costs
	(M$)	(M$)	(M$)
2004	18,247	18,247	27,857
2005	14,256	14,408	26,846
2006	8,891	9,202	15,771
2007	135	137	731
2008	523	555	293
Total for all years undiscounted	43,643	43,999	73,921
Total for all years discounted at
10%	38,381	38,701	64,851

Provident will use a combination of funding sources for future development costs including internally generated cash flow, debt and equity financing, including dividend re-investment programs and other equity issues. The cost of these funds is not expected to have a material or significant impact on disclosed reserves.

Abandonment and Reclamation Costs

The expected abandonment costs for each of the next three years and over the life of the reserves is shown below both undiscounted and discounted at 10% based on constant prices and costs.

Abandonment Costs
Undiscounted - M$

2004	2,281
2005	3,648
2006	4,355
3 year Subtotal	10,284

Total Undiscounted	62,680

Total Discounted @ 10%	31,083

Significant Factors or Uncertainties

There are no significant factors or uncertainties that may impact the reserves and values other than those general factors relating to the oil and gas business.

Significant Properties

The following outlines Provident's top 5 most significant properties based upon present worth value and forecast prices and costs. As of the date hereof, virtually all of Provident's properties are located onshore in Canada. The individual value of each of these properties would not exceed 10% of the total value of Provident's reserves on a proved basis. Undeveloped reserves for these properties are not significant: (i) Wildcat Hills is a gas property located in West Central Alberta, (ii) Lochend is an oil and gas property located in West Central Alberta, (iii) Enchant is an oil and gas property located in Southern Alberta, and (iv) Brazeau River and Whitecourt are gas properties located in West Central Alberta.

Production Estimates

The following table sets forth the volume of production estimated for 2004 (company interest including royalty volumes earned) from the Total Proved reserves based on forecast prices and costs:

Light and Medium Oil	Heavy Oil	Natural Gas	Natural Gas Liquids
(mbbl)	(mbbl)	(mmcf)	(mbbl)
3,539	2,455	32,629	714
  Reliance on Subsection 7.1(2) or (3) of National Instrument 51-102:

Not Applicable

  Omitted Information:

Not Applicable

  Executive Officer:

Thomas W. Buchanan, Chief Executive Officer
Provident Energy Ltd.
700, 112 - 4th Avenue S.W.
Calgary, Alberta T2P 0H3
Phone: (403) 296-2232
Fax: (403) 294-0111

DATED June 14, 2004, at the City of Calgary, in the Province of Alberta.

PROVIDENT ENERGY TRUST by Provident
Energy Ltd.

By:	(SIGNED) Thomas W. Buchanan
Chief Executive Officer